Exhibit 5.1

DINUR & ASSOCIATES, P.C. Attorneys and Counselors	One Lakeside Commons 990 Hammond Drive, Suite 760 Atlanta, Georgia 30328 PHONE: (770) 395-3170 FACSIMILE: (770) 395-3171 E-MAIL: DDD@dinurlaw.com

July 27, 2006

The Board of Directors
Analytical Surveys, Inc.
9725 Dataport Drive, Suite 300B
San Antonio, Texas 78229

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-3 (the “Registration Statement”), filed by Analytical Surveys, Inc. (the “Company”) with the Securities and Exchange Commission on July 27, 2006, for the registration for resale under the Securities Act of 1933, as amended (the “Act”), of up to 9,633,220 shares of the Company’s common stock, no par value per share (“Common Stock”)(the “Offering”).  Among such shares are:

•                  Up to 3,161,889 shares (the “Conversion Shares”), representing 150% of the shares which are issuable upon the conversion of Secured Convertible Promissory Notes in the aggregate principal balance of $2,000,000 (the “Notes”);

•                  Up to 5,586,002 shares (the “Warrant Shares”), which are issuable upon the exercise by their holders of Class C, Class D and Class E Warrants (the “Warrants”); and

•                  Up to 885,329 shares (the “Interest Shares”), representing 150% of the shares which are issuable upon the election of the holders of the Notes to receive shares of common stock in lieu of interest.

We have examined such corporate proceedings, records and documents, and consulted with legal counsel who is a member of the Colorado Bar, as we considered necessary for purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the State of Colorado.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the shares of Common Stock, when issued, including (i) in case of the Conversion Shares, through proper conversion of the Notes, (ii) in case of the Warrant Shares, through the proper exercise of the various Warrants and (iii) in case of the Interest Shares, through the proper election to receive interest in kind, will be validly issued, fully paid and non-assessable under the laws of the State of Colorado.

Our opinion is expressed as of the date that the shares of Common Stock are issued pursuant to the Offering as aforesaid, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Respectfully submitted,

Daniel D. Dinur